UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2018
____________________
SPIRIT AIRLINES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35186 (Commission File Number)	38-1747023 (IRS Employer Identification Number)

2800 Executive Way
Miramar, Florida 33025
(Address of principal executive offices, including Zip Code)

(954) 447-7920
(Registrant's telephone number, including area code)
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On March 28, 2018, Spirit Airlines, Inc. (the “Company”) entered into an aircraft sale agreement (the “Sale Agreement”) to acquire fourteen A319-100 aircraft (the “Aircraft”) currently operated by the Company under operating leases from AerCap Global Aviation Trust, as owner participant under such leases, and Wilmington Trust Company, as owner trustee and lessor under such leases. The Sale Agreement provides for the purchase by the Company of each Aircraft to occur from time to time and, subject to the satisfaction of certain terms and conditions, the first such purchase is scheduled currently to occur in April 2018 and the last such purchase is scheduled currently to occur in June 2018.  The aggregate gross purchase price for the fourteen Aircraft is $285 million, and the payment of the price for each Aircraft at the time of the sale will be comprised of a cash payment net of the amount of maintenance reserves and security deposits for such Aircraft held by the applicable lessor pursuant to the lease for such Aircraft. The Company may pay the net purchase prices of the Aircraft using available cash or finance the purchase of any or all of the Aircraft.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement by the Registrant
The description set forth under Item 1.01 of this Form 8-K is incorporated by reference herein in its entirety.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2018	SPIRIT AIRLINES, INC.

By: /s/ Thomas Canfield
Name: Thomas Canfield
Title: Senior Vice President and General Counsel